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[WEATHERFORD LOGO]                                               NEWS RELEASE


              WEATHERFORD INTERNATIONAL ANNOUNCES IMPAIRMENT CHARGE
  RELATED TO INVESTMENT IN UNIVERSAL COMPRESSION AND PROVIDES EARNINGS OUTLOOK

HOUSTON, October 8, 2002 -- Weatherford International Ltd. (NYSE: WFT) today announced it would record a non-recurring charge in the third quarter of approximately $155 million net of taxes related essentially to a write down of its equity investment in Universal Compression Holdings, Inc. (NYSE: UCO).

Weatherford also announced it expects third quarter results will be lower than analysts' current earnings estimates. The quarter's results reflect disappointing North American drilling activity, which was further impacted by the disruption of offshore drilling caused by Tropical Storm Isidore. The declining activity in the North Sea markets due to the ongoing tax disputes between the U.K. government and the operators also impacted the quarter.

The company will announce third quarter results on Friday, October 25, 2002. Although financial results have not been consolidated for the third quarter, revenues for the quarter are anticipated to approximate $585 million and the company believes earnings per share on a diluted basis will approximate 28 cents to 29 cents.

Management believes that the fourth quarter results will return to approximately the level realized in the second quarter. The fourth quarter forecast is based on current activity levels in the United States and the North Sea, higher seasonal activity in Canada and modest improvements related to specific customer commitments in the Eastern Hemisphere.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.

                                      # # #

Contact: Lisa Rodriguez        (713) 693-4746

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s and Weatherford International, Inc.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting the restructuring and our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may very in material aspects from those currently anticipated.